                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------


                              LIDAK PHARMACEUTICALS
             (Exact name of registrant as specified in its charter)

                                   California
         (State or other jurisdiction of incorporation or organization)

                                   33-0314804
                      (I.R.S. Employer Identification No.)

                          11077 North Torrey Pines Road
                           La Jolla, California 92037
                                 (619) 558-0364
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           ---------------------------


                               David H. Katz, M.D.
                          11077 North Torrey Pines Road
                           La Jolla, California 92037
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           ---------------------------


     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                           ---------------------------


                         CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM          PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF            AMOUNT TO BE         OFFERING PRICE PER        AGGREGATE OFFERING        AMOUNT OF
  SECURITIES TO BE REGISTERED         REGISTERED(1)              SHARE(2)                  PRICE(2)         REGISTRATION FEE
  --------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, no
par value.......................        10,986,200               $2.3594                 $25,920,291            $7,854.63
  --------------------------------------------------------------------------------------------------------------------------


(1) This Registration Statement shall also cover any additional shares of Class A Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Class A Common Stock.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 (the "Securities Act"). Pursuant to Rule 457(c), the maximum offering price per share is $2.3594, the average of the bid and asked prices of a share of the Registrant's Class A Common Stock as reported on the National Market System of the National Association of Securities Dealers Automated Quotation System on March 31, 1997, and the maximum aggregate offering price of $25,920,291 is the product of $2.3594 and the number of shares of the Registrant's Class A Common Stock being registered hereby.


                           ---------------------------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                              LIDAK PHARMACEUTICALS

                    10,986,200 shares of Class A Common Stock

         This Prospectus covers up to 10,986,200 shares (the "Shares") of Class A Common Stock, no par value (the "Class A Common Stock"), of LIDAK Pharmaceuticals (the "Company"), which shares are being offered by Holder (as defined below) and Michael Arnouse ("Mr. Arnouse") (Holder and Mr. Arnouse are herein collectively referred to as the "Selling Shareholders").

         The Company will issue the Shares to the Selling Shareholders as follows: (i) up to 7,257,467 shares of Class A Common Stock upon the conversion by Holder (as defined below) of the Convertible Note, dated February 26, 1997 (the "Note"), in the principal amount of $6 million, issued by the Company to RGC International Investors, LDC (together with its registered assigns, "Holder"), and accrued and unpaid interest under the Note; (ii) up to 3,628,733 shares of Class A Common Stock upon the exercise of certain Class G Stock Purchase Warrants (each exercisable into one share of Class A Common Stock) to be issued to Holder in connection with Holder's conversion of the Note and/or the Company's prepayment of the Note ("Class G Warrants"); and (iii) upon the exercise by Mr. Arnouse of certain Class H Stock Purchase Warrants into an aggregate of 100,000 shares of Class A Common Stock ("Class H Warrants"). For purposes of this Prospectus, the Note, Class G Warrants and Class H Warrants are herein collectively referred to as the "Convertible Securities."

         The price per share of the Class A Common Stock to be issued upon conversion of the Note will generally be equal to 85% of the average daily closing bid price of the Class A Common Stock during either the seven or ten-day period immediately prior to the respective conversion dates of the Note. Pursuant to the terms of the Note, Holder is entitled to receive: (i) one Class G Warrant for each two shares of Class A Common Stock issued to Holder upon its conversion of the Note; and (ii) a certain number of Class G Warrants in connection with the Company's prepayment(s) of the Note. Each Class G Warrant is exercisable beginning on August 26, 1997 for a period of five years from the date of issuance into one share of Class A Common Stock at an exercise price of $2.97 per share (subject to adjustment). See "Description of Securities--Warrants."

         The Company issued the Class H Warrants to Mr. Arnouse on February 26, 1997 as part of a consulting fee related to the private placement financing represented by the Note. The Class H Warrants are exercisable by Mr. Arnouse at an exercise price of $2.40 per share (subject to adjustment) on or after the earlier of (i) the first date after the date of issuance thereof on which the trading price of the Class A Common Stock is $6.00 or more or (ii) the date that is 200 days after such date of issuance, and in either case before the fifth anniversary of such date of issuance. See "Description of Securities--Warrants."

         The Company anticipates that sales of the Shares may be effected from time to time, by or for the account of the Selling Shareholders, or their respective pledgees, donees, transferees or other successors in interest, on the National Market System of the Automated Quotation System of the National Association of Securities Dealers, Inc. ("Nasdaq"), or such other market on which the Company's securities may from time to time be trading, in negotiated transactions, or otherwise. Sales will be made through broker-dealers acting as agent for the Selling Shareholders or to broker-dealers who may purchase the Shares as principals and thereafter sell the Shares from time to time on Nasdaq market, in negotiated transactions, or otherwise. Sales will be made either at market prices prevailing at the times of the sales or at negotiated prices. See "Plan of Distribution." Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders in the names of the Selling Shareholders. The Selling Shareholders may also sell the Shares pursuant to Rule 144 under the Securities Act of 1933, as amended (the "1933 Act").

         The aggregate proceeds to the Selling Shareholders from the sale of the Shares will be the sale price of the Shares sold, less the aggregate underwriters' commissions and discounts, if any, and the expenses of distribution not borne by the Company. The Company has agreed to pay certain expenses of the sale of the Shares by the Selling Shareholders. The Company will not receive any proceeds directly from the sale of the Shares by the Selling Shareholders, but the Company will receive cash equal to the exercise price of the Class G Warrants and Class H Warrants to be exercised before the Shares can be sold hereunder. See "Use of Proceeds." The Company has agreed to indemnify Holder against certain liabilities, including certain liabilities under the 1933 Act. See "Description of Securities" and "Plan of Distribution."

         The Selling Shareholders and any broker-dealer, agent or underwriter that participates with the Selling Shareholders in the distribution of the Shares may be deemed "underwriters" within the meaning of the 1933 Act and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the 1933 Act. See "Description of Securities" and "Selling Shareholders."

         The Class A Common Stock of the Company is included on Nasdaq under the symbol LDAKA. On March 31, 1997, the closing bid and asked prices of the Class A Common Stock were $2.3125 and $2.4062, respectively.


                           ---------------------------


          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 7.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                  The date of this Prospectus is April  , 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. Because the Company's Class A Common Stock is traded on Nasdaq, annual reports and other reports and information concerning the Company can also be inspected at the office of the National Association of Securities Dealers, Inc. at 1735 K Street N.W., Washington, D.C. 20006. The Commission also maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR"). This Web site can be accessed at http://www.sec.gov.

         The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments, incorporated documents and exhibits, referred to as the "Registration Statement"), of which this Prospectus is a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company, reference is made to the Registration Statement. Statements contained herein or in any Prospectus Supplement or in any document incorporated herein by reference concerning the provisions of documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement are on file at the offices of the Commission and may be obtained upon payment of the fees prescribed by the Commission, or examined without charge at the public reference facilities of the Commission described above.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents of the Company shall be deemed to be incorporated in this Prospectus and to be a part hereof from the date of the filing of such documents:

         1. Annual Report on Form 10-K for the fiscal year ended September 30, 1996;

         2. Form 8-K filed October 15, 1996;

         3. Form 8-K filed November 21, 1996;

         4. Form 8-K filed December 2, 1996;

         5. Form 8-K filed December 3, 1996;

         6. Form 8-K filed December 5, 1996;

         7. Form 8-K filed December 24, 1996;

         8. Form 8-K filed December 30, 1996;

         9. Form 8-K filed January 15, 1997;

         10. Proxy Statement filed January 24, 1997, pursuant to Section 14 of the Securities and Exchange Act of 1934, as amended;

         11. Form 8-K filed February 11, 1997;

         12. Quarterly Report on Form 10-Q for the quarter ended December 31, 1996;

         13. Form 8-K filed March 10, 1997;

         14. Form 8-K (dated March 15, 1997) filed March 24, 1997;

         15. Form 8-K (dated March 17, 1997) filed March 24, 1997; and

         16. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering described herein.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is also incorporated herein by reference modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, on written or oral request of such person, a copy (without exhibits) of any or all documents incorporated by reference in this Prospectus. Requests for such copies should be directed to the Chief Financial Officer, LIDAK Pharmaceuticals, (i) if by telephone to (619) 558-0364 or (ii) if by mail to 11077 North Torrey Pines Road, La Jolla, California 92037.

                                   THE COMPANY

         LIDAK Pharmaceuticals ("LIDAK" or the "Company") is a development stage company organized to engage in research, development and commercialization of innovative pharmaceutical products. The Company was incorporated in California in 1988 and since inception has operated in one business segment -- research and development of pharmaceutical products. The Company is currently focusing on the development and commercialization of two proprietary products/technologies 1) n-docosanol 10% cream (LIDAKOL(R)) as a topical treatment for oral herpes (cold sores or fever blisters); and 2) Large Multivalent Immunogen ("LMI") technology as a potential immunotherapeutic vaccine treatment for malignant melanoma and other human cancers.

         In Spring 1996, the Company reported preliminary results from three Phase 3 clinical trials comparing LIDAKOL cream to a placebo cream as a treatment of recurrent oral herpes episodes. In these trials, LIDAKOL demonstrated clinical effectiveness compared to historical episode features experienced by the patients in the study, including reduced healing times, episode abortion and shortening of pain symptoms. However, similar results were obtained with the cream used as the intended placebo in the trials. If these trials had shown a statistically and clinically significant advantage of LIDAKOL versus placebo, the Company could have filed a New Drug Application ("NDA") with the U.S. Food and Drug Administration ("FDA") for marketing approval of LIDAKOL as a treatment of recurrent oral herpes. As a result of the inconclusive outcome, the Company obtained FDA approval to use an alternative placebo and to conduct additional Phase 3 clinical trials to prove the efficacy of LIDAKOL versus the alternative placebo. In July and September 1996, the Company initiated two additional Phase 3 clinical trials of LIDAKOL in the United States. The Company anticipates completion of these studies, including data availability, around the summer of 1997. If successful, these trials will complete the final requirements to file an NDA for marketing approval. If FDA approval is obtained in a timely manner thereafter, the Company believes that it is possible that commercial sales could commence sometime in 1998.

         To date, the Company has entered into five licensing agreements relating to marketing certain topical indications of LIDAKOL. These agreements are with: 1) Yamanouchi Europe, b.v., of the Netherlands ("Yamanouchi"), for rights in certain European and other countries (November, 1991); 2) CTS Chemical Industries, Ltd. ("CTS"), for rights in Israel (July, 1993); 3) Boryung Pharmaceuticals Company, Ltd. ("Boryung"), of Seoul, Korea, for rights in the Republic of Korea (July, 1994); 4) Grelan Pharmaceutical Co., Ltd. ("Grelan"), of Tokyo, Japan, for rights in Japan (October, 1994); and 5) Bristol-Myers Squibb Company ("BMS"), headquartered in the U.S., for rights in the United States, Canada and all remaining major territories throughout the world which were not licensed to other parties (February, 1996). In November 1996, LIDAK reacquired from BMS the rights to market LIDAKOL in all territories covered in the LIDAK/BMS agreement except the U.S., Canada and Mexico and is now free to engage new licensing partners in these reacquired territories which include China, South America, Central America, Australia, India and portions of the Far East. In each of the territories covered by the above agreements, and other territories not covered by these agreements, marketing of LIDAKOL is subject to obtaining appropriate government approvals.

         The Company's second current area of clinical development uses the LMI technology as a new therapeutic approach to cancer. This technology involves the use of antigen-containing artificial cell membranes to stimulate the immune system's defense against cancer cells. Under an Investigational New Drug Application ("IND"), approved by the FDA, the Company is currently conducting a Phase 1/Phase 2 clinical trial of LMI in patients with malignant melanoma. The Company anticipates completion of this trial in early 1997. The Company's rights to the LMI technology, and certain other technologies, derive from a licensing agreement with Medical Biology Institute ("MBI"), a non-profit research organization founded in 1981 by Dr. David H. Katz, the founder, President and Chief Executive Officer of the Company.

         The Company has experienced significant losses since inception and its business is subject to significant risks. See "Risk Factors." Except as noted above with respect to LIDAKOL, the Company does not expect any other of its proposed products, including LMI, to be available for commercial sale for several years, if at all. There is no assurance that the ongoing U.S. Phase 3 clinical trials of LIDAKOL or the current and/or future clinical trials of LMI will demonstrate satisfactory efficacy to support the filing of NDA's with the FDA in the U.S. or with regulatory agencies outside the U.S. Moreover, filing of any such NDA's does not assure that marketing approvals will be granted for these products in the U.S. or elsewhere. There is no assurance that pre-clinical and clinical testing of the Company's earlier- stage technologies will demonstrate appropriate safety and efficacy requirements to warrant further development and/or to achieve the requirements of regulatory marketing approvals in the U.S. or elsewhere.

         Even if the Company obtains applicable regulatory marketing approvals for LIDAKOL, LMI or any of its other products, it will still be necessary for the Company to make appropriate arrangements, for which no assurance can be made, to finance the ultimate commercialization of such products. These arrangements could include obtaining additional licensing agreements or other collaborative interactions with outside parties which have sufficient financial resources and expertise and/or raising additional financing to support completion of any remaining non-clinical and clinical development, regulatory approval filings and, if approved, eventual marketing of such products.

         The Company was incorporated in California on August 31, 1988. The Company's executive offices are located at 11077 North Torrey Pines Road, La Jolla, California 92037, and its telephone number is (619) 558-0364. See "Risk Factors--Relationship with and Dependence on Medical Biology Institute."

                                  RISK FACTORS

         The purchase of the securities offered hereby involves a high degree of risk, including, but not limited to, the risk factors described below. Prospective investors should carefully review and consider the following risks as well as the other information provided in this Prospectus.

         1. Development Stage Company; Explanatory Paragraph in Independent Auditors' Report for the Fiscal Year Ended September 30, 1996; History of Continuing Losses. The Company's independent auditors have included an explanatory paragraph in their report issued in connection with their audit of the Company's financial statements as of and for the fiscal year ended September 30, 1996 that refers to the Company's activities as those of a development stage enterprise. Through September 30, 1996 the Company has generated only limited revenues. Primarily as a result of expenses incurred in organizational and research and development activities, the Company has incurred net losses aggregating approximately $34.3 million from its inception through September 30, 1996. Since September 30, 1996, the Company has incurred operating losses, and anticipates that it will continue to incur substantial operating losses until such time, if ever, that the Company achieves significant revenue from its products. There can be no assurance that the Company will be able to successfully implement its marketing strategy or achieve significant revenues or profitable operations. Potential investors should be aware of the problems, delays, expense, and difficulties encountered by any company in the development stage, many of which may be beyond the Company's control. These include, but are not limited to, unanticipated problems relating to product development and formulation, clinical testing, regulatory compliance, production and marketing additional costs and competition. There can be no assurance that the Company's proposed products, if fully developed and if required regulatory approvals are obtained, can be successfully marketed or that the Company will ever achieve significant revenues or profitable operations.

         2. Significant Capital Requirements; Need for Working Capital and Additional Financing. The commercialization of LIDAKOL or any of the Company's other products will require capital reserves substantially greater than those currently available to the Company. Accordingly, the Company will be required to raise additional capital and, with the exception of LIDAKOL for oral herpes, will be required to collaborate with one or more large pharmaceutical companies which will provide the necessary financing and expertise to obtain regulatory approvals, complete clinical development, manufacture and market other indications of LIDAKOL and other proposed products. To date, the Company has entered into five such agreements relating to LIDAKOL for herpes. There can be no assurance that the Company will be able to raise additional capital or to enter into other collaborative arrangements necessary to further develop or commercialize LIDAKOL or any of its other proposed products on acceptable terms. Failure to obtain required additional financing, or to enter into additional collaborative and licensing arrangements for the continued development, manufacturing and distribution of the Company's products, would materially limit the Company's ability to finance or undertake its proposed operations. In such event, if the Company were unable to obtain from alternative sources the substantial financing necessary on acceptable terms, it would be unable to commercialize any products.

         3. Early Stage of Research Development; Unproven Products; Possible Loss of Product Development Costs. There can be no assurance that LIDAKOL or any of the Company's other proposed products will be successfully developed, prove to be safe and efficacious in clinical trials, prove to be more effective than formulated products based on existing or newly developed technologies, meet applicable regulatory standards, demonstrate substantial therapeutic benefits in the treatment of any disease, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed. There can be no assurance that effectiveness of these technologies in preclinical studies performed in vitro or in animal models will be pertinent to the development of, or indicative of the efficacy of, a product for human use. The continued development of the Company's products, including LIDAKOL, remain subject to all the risks inherent in the development of products based on innovative technologies, including unanticipated development problems and the possible insufficiency of funds which could result in the abandonment or substantial change in the development of a specific product. The development of medical products is a lengthy and capital intensive process. The risk of failure to complete development of the Company's proposed products is substantial. Unsuccessful Phase 3 clinical trial results for proposed products or the inability to successfully complete development, or a determination by the Company, for economic or other reasons, not to undertake to complete development of a particular product, could have a material adverse effect on the Company. Such material adverse effect with respect to unsuccessful clinical trial results for LIDAKOL for oral herpes would be virtually assured.

         4. Uncertainty of Market Acceptance; Limited Marketing Arrangements for Proposed Products. Except for its arrangement with Molecular Probes, Inc., as discussed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996 as incorporated by reference herein, the Company has not commenced marketing of any products to date, and at the present time, has limited marketing capabilities. Achieving market acceptance will require substantial marketing efforts and the expenditure of significant funds to inform potential customers of the perceived benefits of the Company's proposed products. The Company has no experience in the marketing or distribution of its proposed products. Moreover, the Company does not have the financial and other resources to undertake extensive marketing and advertising activities. Accordingly, the Company intends generally to rely on marketing arrangements, including possible joint ventures, license or distribution arrangements with third parties. To date, the Company has entered into marketing agreements with Yamanouchi, CTS, Boryung, Grelan, BMS and Molecular Probes, Inc. There can be no assurance that it will be successful in entering into similar agreements with other parties in the future or that its products can be successfully marketed.

         5. Government Regulation. The development, production, testing, manufacturing and marketing of pharmaceutical products is subject to significant regulation by governmental authorities in the United States, including the FDA, and other countries. The clinical testing and regulatory approval process can take a number of years and require the expenditure of substantial resources. There can be no assurance that regulatory approval will be obtained for any of the Company's proposed products. A significant portion of the proceeds of the Company's financings are being used for research and development and clinical trials necessary for seeking such approvals for the Company's products. There is no assurance that the Company will be able to enter into additional collaborative arrangements with large pharmaceutical companies to provide the financing necessary to complete the required testing and regulatory review process for the Company's products. Further, the expenditures by the Company will be made without any assurance that approvals will be obtained and before it can be ascertained whether the Company's products can be commercialized. The inability to obtain, or delays in obtaining, such approval would adversely affect the Company's ability to commence marketing such products and could have a material adverse effect on the Company. The Company is unable to predict the extent of adverse governmental regulation which might arise from future United States or foreign legislative or administrative action. Moreover, the Company cannot predict with accuracy the effect of unspecified, but possible, future changes in the regulatory approval process and in the domestic health care system. Possible future changes could affect the time frame required for regulatory review and the sale prices of the Company's products, if approved for sale.

         6. Technological Change and Competition. The pharmaceutical industry is subject to rapid, unpredictable and significant technological change. Competition from universities, research institutions and pharmaceutical, chemical and bio-engineering companies may be intense. There can be no assurance that developments by the Company's competitors or potential competitors will not render the Company's proposed products obsolete. Most of such competitors have greater financial resources, research and development facilities and manufacturing and marketing experience than the Company. If the Company's first proposed product, LIDAKOL, is successfully developed, it will compete with prescription products for oral herpes known to the Company currently on the market in the United States and other over-the-counter preparations, as well as other products or potential products which are or may be under development or undergoing the FDA regulatory approval process.

         7. Relationship With and Dependence on Medical Biology Institute. With the exception of LIDAKOL, the Company's technologies have been obtained by license from MBI, a non-profit research organization founded by Dr. Katz and principally funded by research grants awarded by the National Institutes of Health. Dr. Katz serves as President and Chief Executive Officer of MBI. Under the original MBI Agreement (see amendment below), the Company was granted a twenty-year exclusive worldwide license to all technology and know-how which MBI developed or had under development as of October 10, 1988, the date of the MBI Agreement, and a right of first preference to license future technology subject to restrictions, if any, in the funding agreements by which MBI develops the technology. In consideration of these rights, MBI received 2,000,000 shares of the Company's nonvoting Series A Preferred Stock, licensing fees in the amount of $900,000, 10 percent of all net license fees obtained by the Company based on licensed technology, 20 percent of all royalties paid to the Company by any sublicensee and 6% percent royalties (for patented inventions) or 3 percent royalties (for non-patented inventions) on net sales of products based on licensed technology manufactured and marketed directly by the Company or any of its subsidiaries. In addition, if the Company failed to market on a product scale at least one product derived from a licensed technology or pay a royalty of at least $100,000 per year for the calendar year ending December 31, 1995, or any calendar year thereafter, MBI had the right to convert the license to a nonexclusive license upon six months' notice. MBI may terminate the MBI Agreement upon 180 days' notice in the event of default thereunder by the Company which remains uncured in 90 days.

         In July 1993, the MBI Agreement was amended, and pursuant to the terms of the amendment, the Company issued 1,500,000 shares of Class A Common Stock to MBI in consideration for a 5-year extension of its exclusive technology rights (until October 10, 2013) and a 5-year postponement (until December 31, 2000) of the Company's obligation to pay minimum royalties to MBI. The shares granted to MBI pursuant to the amendment are restricted stock under federal securities laws and do not enjoy any registration rights. Additionally, in connection with the issuance of the new shares, MBI waived all rights to 1,500,000 of its Series A Preferred Shares which were then held in escrow.

         In July 1994, the MBI Agreement was further amended to provide for future research funding and support for projects outside the realm of the initial license agreement. This amendment provides for the transfer of ownership rights for each specific project during the time it is being funded by the Company.

         There can be no assurance that the Company will have the ability to satisfy all of its obligations under the MBI Agreement, that the MBI Agreement will result in the development of any additional products or technologies, that the Company will be able to maintain its exclusivity to the MBI technology, that MBI will be able to continue to receive additional research funding, or that MBI will be able to attract and/or maintain qualified scientific or administrative personnel. Modification or termination of the MBI Agreement could have a material adverse effect on the Company.

         8. Dependence Upon Key Personnel. The Company is dependent on its executive management and scientific staff, particularly Dr. David H. Katz, its President and Chief Executive Officer. Dr. Katz also serves as President, Chief Executive Officer and a Director of MBI and devotes a portion of his time to MBI. A reduction in the amount of time Dr. Katz or other key personnel devote to the Company or the loss of any key person could have a material adverse effect upon the Company's business. The Company has entered into an employment agreement with Dr. Katz and has obtained "key-man" life insurance on the life of Dr. Katz in the amount of $1,000,000. In addition, in order to carry out its business plan, the Company will be required to retain additional qualified scientific, technical and administrative personnel. There can be no assurance the Company will be able to attract or maintain such additional personnel.

         9. Patents and Proprietary Rights. The Company owns six United States and three European patents and has additional foreign patent applications pending relating to the topical and systemic uses of LIDAKOL and has been granted rights under certain United States and foreign patents and patent applications relating to LIDAKOL held by a third party. In addition, the Company has been granted rights to certain United States and foreign patents and patent applications related to LMI, and other technologies pursuant to the MBI Agreement. There can be no assurance that the claims in the pending patent applications will issue as patents, that any issued patents will provide the Company with significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of any patent owned by the Company or, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity and prevent infringement of the Company's patents could be substantial. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate the Company's technologies or design around the patented aspects of the Company's technologies. There is no assurance that the Company's proposed technologies will not infringe patents or other rights owned by others, licenses to which may not be available to the Company. In this regard, the Company was at one time negotiating to acquire another company working on an anti-viral topical therapeutic product, but such negotiations were terminated. Although there can be no assurance that this other company will not assert rights with respect to LIDAKOL in the future, the Company believes it will have meritorious defenses to such assertions. Finally, federal NIH regulations provide that if federally-funded institutions do not timely pursue patent applications for patentable inventions, the government can exercise its right to own such inventions. Accordingly, the Company must monitor MBI's filing of patent applications in order to protect the value of its license agreement with MBI. The MBI Agreement requires the Company to pay the costs of pursuing and obtaining patents on the licensed technologies and improvements thereto.

         In some cases, the Company may rely on trade secrets and confidentiality agreements to protect its innovations. There can be no assurance that trade secrets will be established, that secrecy obligations will be honored or that others will not independently develop similar or superior technology. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to Company projects, disputes may arise as to the proprietary rights to such information which may not be resolved in favor of the Company.

         10. Dependence Upon a Limited Number of Proposed Products. The Company's principal efforts to date have been devoted to the development of LIDAKOL, LMI, ADIFAB and hu-PBL-SCID mouse technologies. Of these products and technologies, the Company believes LIDAKOL, for the treatment of oral herpes, is the product most likely to be first available for commercial distribution. However, the Company does not expect LIDAKOL to be available for commercial sale or use in the United States and certain foreign markets until sometime in 1998, if at all. The ADIFAB assay is currently available for sale to the research community and the Company has entered into a distribution agreement with an independent, third-party distributor. The Company does not believe that revenues from the distribution of the ADIFAB assay will materially add to the revenues of the Company for several years, if ever. Accordingly, it is not anticipated that the Company will generate any significant revenues from sales for several years.

         The failure of these products to achieve commercial viability would have a material adverse effect upon the business and financial condition of the Company.

         11. Potential Conflicts of Interest. The Company's President and Chief Executive Officer is also employed by MBI and serves on the board of directors of MBI. Other than LIDAKOL, it is hoped that a large part of the Company's business activities will relate to development of technologies licensed from MBI. However, conflicts could arise with respect to, among other things, the funding for development of licensed projects between the Company and MBI, as well as the terms of licenses to future developments at MBI pursuant to the Company's right of first preference to such developments. Although the decisions with respect to such matters must be approved by a majority of the members of the Board of Directors not employed by MBI, there can be no assurance that effective transactions between the Company and MBI will be advantageous to the Company, that conflicts of interest will not arise with respect to such transactions or that, if conflicts of interest do arise, they will be resolved in a manner favorable to the Company.

         12. Control by Insiders. As of March 31, 1997, the officers and directors of the Company own approximately 4% of the outstanding capital stock of the Company and possess approximately 6% of the voting power. At that date, the officers and directors of the Company also held options and warrants to purchase an additional 3,707,597 shares of Class A Common Stock and 407,000 shares of Class B Common Stock. Assuming exercise of these options and warrants, the officers and directors of the Company would be able, as a practical matter, to influence considerably the election of directors and thereby select management and direct the policies of the Company.

         13. Dependence Upon Third-Party Arrangements. The Company does not have and does not expect to have in the foreseeable future the resources to manufacture or directly market on a large commercial scale LIDAKOL or any other products which it may develop. To successfully commercialize LIDAKOL or any other products it will be necessary for the Company to enter into collaborative arrangements with pharmaceutical or biotechnology companies to assist in funding development costs, including the costs of clinical testing necessary to obtain regulatory approvals, and costs of manufacturing and marketing. The Company believes that these arrangements will be more effective in promoting and distributing its products in view of the Company's limited resources and the extensive marketing networks and large promotional and advertising budgets of established pharmaceutical companies. The Company has entered into several licensing agreements to cover the clinical development, manufacturing and marketing of LIDAKOL. There can be no assurance, however, that the Company will be able to finalize any licensing or distributorship arrangements for territories not covered by existing agreements on favorable terms or at all. The Company may ultimately determine to establish its own manufacturing and/or marketing capability, at least for certain products, in which case it will require substantial additional funds and personnel.

         14. Risks Related to Foreign Sales. The Company is subject to various risks inherent in foreign trade in connection with the continued development of LIDAKOL by foreign licensees, and the manufacture, marketing and distribution of LIDAKOL, if ever, overseas by foreign licensees. Such risks could include economic or political instability, shipping delays, fluctuations in foreign currency exchange rates, customs duties and export quotas and other trade restrictions, all of which could have a significant impact on the Company's ability to deliver its products.

         15. Possible Volatility of Stock Price. Recent history relating to the market prices of the shares of biotechnology companies in general, and the historical fluctuations in the market price of the Company's Class A Common Stock, indicates that, following this Offering, the market price of the Company's Class A Common Stock may be highly volatile. Factors such as fluctuations in the Company's operating results, developments relating to the progress of clinical trials for the Company's products and the Company's relationships with present and potential licensees and distributors, announcements of technological innovations or new products by the Company or its competitors, and changes in market conditions and in the economy generally, may have a significant impact in the market price of the Company's Class A Common Stock. Further, the market price for securities of many biotechnology companies have experienced wide fluctuations which were not necessarily related to the operating performance of such companies.

         16. Dilution. Purchasers of the shares of the Class A Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their shares of approximately $1.65 per share or 72%, assuming a price to the public of $2.31 per share (based upon the last reported sales price of the Class A Common Stock on Nasdaq at March 31, 1997). See "Dilution."

         17. Product Liability; Absence of Insurance Coverage. The testing, marketing and sale of pharmaceutical products entails a risk of product liability claims by consumers and others. Claims may be asserted against the Company by end users of any of the Company's proposed products which may be developed. The Company has obtained product liability insurance coverage for its clinical trials in the amount of $2,000,000 per incident, and aggregate. There is no assurance that such insurance will be sufficient to cover all possible liabilities. In the event of a successful suit against the Company, lack or insufficiency of insurance coverage could have a material adverse effect on the Company. Further, certain distributors of pharmaceutical products require minimum product liability insurance coverage as a condition precedent to purchasing or accepting products for distribution. Failure to satisfy such insurance requirements could impede the ability of the Company to achieve broad distribution of its proposed products, which would have a material adverse effect upon the business and financial condition of the Company.

         18. Future Sales of Common Stock. All of the Company's shares of Class B Common Stock currently outstanding are "restricted securities" as the term is defined in Rule 144 promulgated under the Securities Act and under certain circumstances may be sold without registration pursuant to such Rule. The outstanding shares of Class B Common Stock, which will convert into Class A Common Stock upon certain sales or transfers, are eligible for sale under Rule
144. The Company is unable to predict the effect that sales made under Rule 144, or otherwise, may have on the then prevailing market price of the Class A Common Stock although any substantial sale of restricted securities pursuant to Rule 144 may have an adverse effect.

         19. Effect of Outstanding Convertible Stock, Options and Warrants. At March 31, 1997, there were outstanding stock options to purchase an aggregate of 5,318,161 shares of Class A Common Stock, which have exercise prices ranging between $0.9375 to $6.4375 per share, and 429,000 shares of Class B Common Stock which have exercise prices ranging between $0.0125 to $0.50 per share. In addition, the Company had outstanding 283,000 shares of Class B Common Stock at that date, each share of which is convertible into one share of Class A Common Stock. The Company also had outstanding at March 31, 1997 (i) Class D Warrants with an exercise price of $1.50 per share, which, if exercised, would result in the issuance of 1,407,269 shares of Class A Common Stock and (ii) the Convertible Securities which, if converted and/or exercised, would result in the issuance of the Shares as contemplated in this Prospectus. See "Selling Shareholders" and "Description of Securities."

         To the extent that these outstanding securities are exercised or converted, dilution of the percentage of ownership of the Company's shareholders will occur. Sales in the public market of the Class A Common Stock underlying options and warrants may adversely affect prevailing market prices for the Class A Common Stock. This, in turn, might adversely affect the terms upon which the Company will be able to obtain additional equity capital.

         20. Dividends Unlikely. The Company does not intend to declare or pay cash dividends in the foreseeable future. Earnings are expected to be retained to finance its business.

         21. Lack of Trading Market in Certain Jurisdictions. Although securities of the Company have been qualified for sale only in certain jurisdictions, the Company's Listed Securities are exempted from the qualification requirements for offers in the secondary market of most states because of their listing on Nasdaq. However, the Company has not qualified the secondary offering of its securities in the states of Hawaii and Nebraska and Nasdaq exemption is not available in Hawaii. Consequently, the secondary trading of securities of the Company in the states of Hawaii and Nebraska can only be conducted through unsolicited buy and sell orders, privately negotiated transactions, or through other exempt transactions. Similar restrictions may apply in other jurisdictions.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. The Company will receive, however, certain proceeds in the event of the exercise of the Class G Warrants and the Class H Warrants held by the Selling Shareholders. There can be no assurance that all or any portion of such securities will be exercised at any particular time, if ever. It is likely that the Selling Shareholders will not exercise their securities unless and until the market price of the Class A Common Stock is significantly greater than the exercise prices of their securities for an extended period of time. See "Selling Shareholders" and "Description of Securities."

         The use to which the Company would put proceeds received upon the exercise of the Class G Warrants and the Class H Warrants, after the payment of expenses, will depend upon the amount of proceeds received at any given time, the then current cash balance of the Company and the then current funding priorities of the Company. As of the date of this Prospectus, if all of such securities were exercised concurrently, then the Company expects that, after the payment of expenses, it would apply all of the net proceeds to working capital.

                                    DILUTION

         As of December 31, 1996, the pro forma net tangible book value of the Company's Class A Common Stock was $31,380,960 or $0.66 per share of Class A Common Stock. Pro forma net tangible book value per share represents the amount of total tangible assets of the Company adjusted to give effect to (a) the proceeds received by the Company from the sale of the Note in the principal amount of $6,000,000 (less estimated expenses), and (b) the proceeds that the Company would receive in the event of the exercise of the maximum number of the Class G Warrants and Class H Warrants registered herein, reduced by the total liabilities of the Company as adjusted to give effect to the issuance of the Note, and then divided by the number of shares of Class A Common Stock outstanding after giving effect to the issuance of shares of Class A Common Stock upon (x) the complete conversion of the Note and (y) the exercise of the Class G Warrants issued upon such conversion of the Note and the exercise of all of the Class H Warrants registered herein. No additional shares of Class A Common Stock will be issued, nor will any proceeds be received by the Company, as a result of the sale by the Selling Shareholders of the Shares offered by this Prospectus. See "Use of Proceeds" and "Selling Shareholders." Therefore, the pro forma net tangible book value at December 31, 1996 will remain at $0.66 per share of Class A Common Stock. Assuming a price to the public of $2.31 per share (based upon the last reported sales price of the Class A Common Stock on Nasdaq at March 31, 1997), there will be an immediate dilution per share of $1.65 to new investors purchasing the shares of Class A Common Stock offered hereby. The dilution to be experienced by new investors will be the same regardless of the number of securities sold because the Company will receive no consideration for the sale.

         The following table illustrates the dilution per share as described above:

         Assumed price to public per share...................................             $2.31
            Pro forma net tangible book value per share at December 31,
            1996, before giving effect to this offering......................  $0.66
            Increase attributable to purchase of Class A Common Stock by new investors....................................................  $0.00
                                                                               -----
            Pro forma net tangible book value per share of common stock at
            December 31, 1996, after giving effect to this offering..........              0.66
                                                                                          -----
         Dilution to new investors...........................................             $1.65
                                                                                          =====


         At March 31, 1997, the Company also had outstanding options to purchase 5,318,161 shares of Class A Common Stock, at exercise prices ranging between $0.9375 and $6.4375 per share, and 429,000 shares of Class B Common Stock, at exercise prices ranging between $0.0125 and $0.50 per share. In addition, the Company had outstanding at March 31, 1997, Class D Warrants which have an exercise price of $1.50 and, if exercised, would result in the issuance of 1,407,269 shares of Class A Common Stock. To the extent such shares are converted and options and warrants are exercised below the net tangible book value, there will be further dilution to the purchasers of the Class A Common Stock offered hereby.

                              SELLING SHAREHOLDERS

         The following table sets forth the names of the Selling Shareholders, the number of shares of Class A Common Stock owned respectively by the Selling Shareholders as of the date of this Prospectus, regardless of whether such Selling Shareholders have a present intent to sell, and the number of shares which may be offered for resale pursuant to this Prospectus. The number of shares included in the Registration Statement of which this Prospectus is a part and available for resale (i) is based, in part, upon an estimate of the number of shares underlying the Note utilizing a hypothetical conversion price of $1.2096, (ii) is subject to adjustment and (iii) could be materially less or more than such estimated amount depending on factors which cannot be predicted by the Company at this time, including, among others, the future market price of the Class A Common Stock. The use of such hypothetical price is not intended, and should in no way be construed, to constitute a prediction as to the future market price of the Class A Common Stock.

         The information included below is based upon information provided by the Selling Shareholders. Because the Selling Shareholders may offer all, some or none of its Class A Common Stock, no definitive estimate as to the number of shares thereof that will be held by the Selling Shareholders after such offering can be provided and the following table has been prepared on the assumption that all of the shares of Class A Common Stock offered under this Prospectus will be sold to unaffiliated parties.

                                                                                                 NUMBER OF
                                                       NUMBER OF                                  SHARES
                                 RELATIONSHIP         SHARES OWNED           NUMBER OF             OWNED          % OWNED
                                     WITH             PRIOR TO THE         SHARES TO BE          AFTER THE         AFTER
            NAME                    COMPANY           OFFERING(1)             RESOLD            OFFERING(4)      OFFERING
-----------------------------  -----------------  -------------------- ---------------------  ---------------  -------------
RGC International                  Investor         10,886,200(2)(3)     10,886,200(2)(3)            0               *
Investors, LDC

Michael Arnouse                   Consultant           100,000(3)           100,000(3)               0               *


---------------------------

  *      Percentage of shares owned does not exceed 1%.

 (1) The Selling Shareholders have sole voting and sole investment power with respect to all shares owned.

 (2) Consists of (i) 7,257,467 shares of Class A Common Stock issuable upon the complete conversion of the Note, and (ii) 3,628,733 shares of Class A Common Stock issuable upon the exercise of the Class G Warrants issued upon such conversion of the Note. The calculation of the 7,257,467 shares of Class A Common Stock issuable upon the complete conversion of the Note, assuming that accrued interest is paid in cash, assumes a conversion price of $1.2096, which price is below 85% of the average daily closing bid price of the Class A Common Stock during the seven-day period ended March 31, 1997 (which was $1.9315). Therefore, the assumed conversion price results in share ownership substantially greater than what actual share ownership would be if the conversion took place on March 31, 1997. In addition, pursuant to the terms of the Note and the Class G Warrants, the Note is convertible and the Class G Warrants are exercisable by the holders thereof only to the extent that the number of shares of Class A Common Stock to be issued upon a particular conversion or exercise, together with the number of shares of Class A Common Stock then held by such holder and its affiliates (excluding shares underlying the unconverted portion of the Note and the unexercised portion of the Class G Warrants), would not exceed 4.9% of the then outstanding shares of Class A Common Stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of Class A Common Stock set forth above exceeds the actual number of shares of Class A Common Stock that this Selling Shareholder could own beneficially at any given time upon the complete conversion of the Note and the related exercise of Class G Warrants. In that regard, beneficial ownership as set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.

 (3) Except as set forth in footnote 2 above, ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Subject to the provisions of footnote 2 above, the actual number of shares of Class A Common Stock beneficially owned and offered for sale hereunder is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors which cannot be predicted by the Company at this time, including, among others, the average daily closing bid price of the Class A Common Stock during the seven or ten-day period ending on the actual date of the conversion of the Note.

 (4) Assumes the sale of all of the shares offered hereby to persons who are not affiliates of the Selling Shareholders.

                              PLAN OF DISTRIBUTION

         The sale or distribution of the Shares by the Selling Shareholders, or their respective pledgees, donees, transferees or other successors in interest, may be effected in one or more transactions that may take place on Nasdaq or such other market on which the Company's securities may from time to time be trading, including ordinary broker's transactions or through sales to one or more dealers for resale of the Shares as principals, in privately negotiated transactions, through the writing of options on the Shares (whether such options are listed on an options exchange or otherwise), short sales or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. If such transactions are effected by selling the Shares through underwriters, dealers or agents, such underwriters, dealers or agents may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom they may act as agent. The Selling Shareholders and any such underwriters, dealers or agents that participate in the sale or distribution of the Shares may be deemed to be underwriters, and any profit on the sale of the Shares by them and any discounts and commissions under the 1933 Act. The Shares may also be sold pursuant to Rule 144 under the 1933 Act. Brokers or dealers acting in connection with the sale of the Shares may receive fees or commissions in connection therewith. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.

         At the time a particular offer of the Shares is made pursuant to this Offering, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the number of the Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Shareholders and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. Such supplement to this Prospectus and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of Shares.

         The Selling Shareholders and any other person participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders or any other such person. The foregoing may affect the marketability of the Shares.

         The Company has agreed with the Selling Shareholders to file the Registration Statement of which this Prospectus is a part with the Commission, and has agreed with certain of the Selling Shareholders to keep the Registration Statement effective until various dates in the future or such earlier time as all of the Shares have been sold. The Company will pay all of the expenses incident to the registration of the Shares and certain other expenses related to this offering. The Company has agreed to indemnify Holder against certain liabilities that it may incur in connection with the issuance and sale of the Shares, including liabilities under the 1933 Act.

         In order to comply with the securities laws of certain states, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         General. The Company is authorized to issue 99,490,000 shares of Class A Common Stock, no par value, 36,560,759 of which were issued and outstanding at March 31, 1997, and 510,000 shares of Class B Common Stock, no par value, 283,000 of which were issued and outstanding at March 31, 1997.

         Holders of Class A Common Stock and Class B Common Stock have equal rights to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor.

         Holders of Class A Common Stock have one vote for each share held of record and holders of Class B Common Stock have five votes for each share held of record on all matters to be voted on by the shareholders. The Class A Common Stock and Class B Common Stock vote as one class on all matters requiring shareholder approval except that under California law the affirmative vote of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a class, is required for any amendment to the Company's Articles of Incorporation which would alter or change the powers, preferences or special rights of, or increase or decrease the number of shares of, or create a new class or series of shares having rights, preferences or privileges prior to, each respective class of the Company's common stock.

         Holders of both classes of Common Stock are entitled upon liquidation of the Company to share ratably in the net assets available for distribution subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of both classes of Common Stock are not redeemable and have no preemptive or similar rights. The Class B Common Stock may be converted into Class A Common Stock on a share for share basis at any time at the election of the holder and will automatically convert into Class A Common Stock upon sale or transfer other than to another holder of Class B Common Stock.

         Dividend Policy. The Company does not anticipate paying cash dividends on its common stock in the foreseeable future.

PREFERRED STOCK

         The Company is authorized to issue up to 10,000,000 shares of Preferred Stock containing such rights, preferences, privileges and restrictions as the Company's Board of Directors may determine.

CONVERTIBLE NOTE DUE 2000

         In February 1997, the Company sold to Holder the Note in the principal amount of $6,000,000. The Note bears interest at 7%, payable quarterly, with the principal due and payable three years from the date of issuance if and to the extent that the Note is not previously converted. The Note is convertible at the option of Holder into a maximum of 7,257,467 shares of Class A Common Stock at the price equal to 85% of the average closing bid price of the Class A Common Stock on Nasdaq during the seven or ten-day period immediately prior to the respective dates of conversion. Holder is also entitled to receive one Class G Warrant (exercisable into one share of Class A Common Stock) for each two shares of Class A Common Stock issued upon conversion of the Note.

WARRANTS

         Class D Warrants. The Class D Warrants entitle the respective holders thereof to purchase one share of Class A Common Stock at an exercise price of $1.50 from the date of issuance through December 31, 1997. The Class D Warrants are redeemable by the Company on 30 days' written notice at a redemption price of $0.05 per Class D Warrant, if the closing price of the Class A Common Stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $3.45 per share. All Class D Warrants must be redeemed if any are redeemed.
As of March 31, 1997, 1,407,269 Class D Warrants were outstanding.

         Class G Warrants. The Company has reserved for issuance 3,628,733 shares of Class A Common Stock in connection with the issuance of Class G Warrants upon conversion of the Note. Each Class G Warrant will entitle the holder thereof to purchase one share of Class A Common Stock at an exercise price of $2.97 per share. The Class G

Warrants are exercisable on the earlier of (i) the first date after February 26, 1997 on which the trading price of the Class A Common Stock is $6.00 or more or
(ii) August 26, 1997, and in either case before the fifth anniversary of the date of issuance. On March 31, 1997, there were no Class G Warrants outstanding.

         Class H Warrants. Each Class H Warrant entitles the holder thereof to purchase one share of Class A Common Stock at an exercise price of $2.40 per share on or after the earlier of (i) the first date after the date of issuance thereof on which the trading price of the Class A Common Stock is $6.00 or more or (ii) September 14, 1997, and in either case before the fifth anniversary of the date of issuance. On March 31, 1997, there were 100,000 Class H Warrants outstanding.

TRANSFER AGENT AND WARRANT AGENT

         American Stock Transfer & Trust Company, New York, New York currently serves as transfer agent for the Class A Common Stock and warrant agent for the Class D Warrants.

REGISTRATION RIGHTS

         The Company has registered under the 1933 Act the shares of Class A Common Stock underlying the Class D Warrants pursuant to registration rights previously granted. The Company has agreed to use its best efforts to keep such registration effective until all of such shares of Class A Common Stock are sold pursuant to such registration, or an opinion of counsel satisfactory to the Company is received that the shares may be sold under the provisions of Rule 144(k) under the Securities Act.

         In March 1994, the Company also registered under the Securities Act the Class A Common Stock underlying certain options granted in July 1993 (the "July 1993 Options") on a Form S-3 Registration Statement. The Company has agreed to keep such registration statement effective during the ten year term of the exercise of the July 1993 Options.

         In January 1996, the Company also registered 5,513,018 shares of Class A Common Stock that were issued in connection with the conversion of the Notes in the amount of $13,500,000 due in 1997 and 1998, plus 481,651 shares of Class A Common Stock sold to an investor as part of the placement of the Notes.

                                  LEGAL MATTERS

         The validity of the securities offered hereby have been passed upon for the Company by Baker & McKenzie, San Diego, California.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference from the Company's Annual Report or Form 10-K for the fiscal year ended September 30, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the status of the Company as a development stage enterprise), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE CLASS A COMMON STOCK OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY CLASS A COMMON STOCK IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated cumulative expenses of this offering, all of which are to be paid by the Registrant in connection with the issuance and distribution of the securities being registered, are estimated as follows:

                                                                                    AMOUNT
                                                                               --------------

SEC Registration Fee.........................................................  $ 7,854.63 (1)
Accounting Fees and Expenses.................................................   10,000.00
Legal Fees and Expenses......................................................   15,000.00
Miscellaneous Expenses.......................................................    1,000.00
                                                                               -------------
         Total...............................................................  $33,854.63
                                                                               =============


---------------------------


 (1)     Registration fee paid upon the initial filing of this Registration
         Statement.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Sections 204(a)(10) and (11), 204.5 and 317 of the California General Corporation Law which cover the indemnification of directors, officers, employees and agents of a corporation are hereby incorporated herein by reference. Reference is made to Article 6 of Registrant's Restated Articles of Incorporation and Section 3.15 of Registrant's ByLaws which provide for indemnification by the Registrant in the manner and to the full extent permitted by California law.

         Beginning August 10, 1992, the Company has maintained directors' and officers' liability insurance with policy limits of $5,000,000. The policy covers 100 percent of losses arising from, among other things, claims of breach of duty, neglect, error, alleged misstatement, misleading statement or omission by the directors and officers in their capacity as such. Payment for loss would be made to or on behalf of the Company where the Company is required or permitted to indemnify directors or officers for covered losses pursuant to statutory or common law, the Articles of Incorporation or Bylaws of the Company or by agreement. The policy provides for retention of $5,000 per director or officer, subject to a maximum of $10,000 for each loss, except in the case of payment for loss to or on behalf of the Company, in which case the retention is $100,000.

ITEM 16.  EXHIBITS.


4.1*  --   Restated Articles of Incorporation of the Registrant.

4.2+  --   Convertible Note, dated February 26, 1997, issued by the Registrant to RGC International Investors, LDC ("RGC").


4.3+  --   Form of Class G Stock Purchase Warrant.

4.4+  --   Note Purchase Agreement, dated February 26, 1997, between the
           Registrant and RGC.

4.5+  --   Registration Rights Agreement, dated February 26, 1997, between the
           Registrant and RGC.

4.6   --   Class H Stock Purchase Warrant, dated February 26, 1997, issued by the Registrant to Michael Arnouse.

5.1   --   Opinion of Baker & McKenzie.

23.1  --   Independent Auditors' Consent.

23.2          --   Consent of Counsel (Contained in Exhibit 5.1).
24.1          --   Power of Attorney (included on signature page).

---------------------------


 * Incorporated by reference from the Registrant's Registration Statement on Form S-1, Registration No. 33- 49082.

 + Incorporated by reference from the Form 8-K filed by the Registrant with the Commission on March 10, 1997.

ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

           ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

           iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         2. That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. That, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Restated Articles of Incorporation and By-Laws of the Registrant, the California General Corporation Law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California, on April 4, 1997.

                                           LIDAK PHARMACEUTICALS



                                       By: /s/ David H. Katz, M.D.
                                           -------------------------------------
                                           David H. Katz, M.D.
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below on this Registration Statement hereby constitutes and appoints David A. Katz and Daniel J. Paracka, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.

                 SIGNATURE                   TITLE                                                        DATE
                 ---------                   -----                                                        ----


   /s/ David H. Katz, M.D.                   President, Chief Executive Officer, Acting Chief        April 4, 1997
----------------------------------           Financial Officer (Principal Financial and
       David H. Katz, M.D.                   Accounting Officer), Secretary and Director



   /s/ Helmer P.K. Agersborg, Jr.            Director                                                April 4, 1997
-------------------------------------
       Helmer P.K. Agersborg, Jr.


   /s/ Williams N. Jenkins                   Director                                                April 4, 1997
-----------------------------------
       William N. Jenkins


   /s/ Kenneth E. Olson                      Director                                                April 4, 1997
---------------------------------
       Kenneth E. Olson

                 SIGNATURE                   TITLE                                                        DATE
                 ---------                   -----                                                        ----

     /s/ Daniel J. Paracka                   Director                                                April 4, 1997
--------------------------
    Daniel J. Paracka


     /s/ Stuart A. Samuels                   Director                                                April 4, 1997
--------------------------
    Stuart A. Samuels


   /s/ Sidney N. Towle, Jr.                  Director                                                April 4, 1997
---------------------------
  Sidney N. Towle, Jr.

                                INDEX TO EXHIBITS

    EXHIBIT                                                                                        SEQUENTIALLY
    NUMBER            DESCRIPTION                                                                 NUMBERED PAGES
---------------       ------------------------------------------------------------------     -------------------------
4.1*             --   Restated Articles of Incorporation of the Registrant.
4.2+             --   Convertible Note, dated February 26, 1997, issued by the
                      Registrant to RGC International Investors, LDC ("RGC").
4.3+             --   Form of Class G Stock Purchase Warrant.
4.4+             --   Note Purchase Agreement, dated February 26, 1997, between the
                      Registrant and RGC.
4.5+             --   Registration Rights Agreement, dated February 26, 1997, between the Registrant and RGC.
4.6              --   Class H Stock Purchase Warrant, dated February 26, 1997, issued by the Registrant to Michael Arnouse.
5.1              --   Opinion of Baker & McKenzie.
23.1             --   Independent Auditors' Consent.
23.2             --   Consent of Counsel (Contained in Exhibit 5.1).
24.1             --   Power of Attorney (included on signature page).


---------------------------


 * Incorporated by reference from the Registrant's Registration Statement on Form S-1, Registration No. 33- 49082.

 + Incorporated by reference from the Form 8-K filed by the Registrant with the Commission on March 10, 1997.